EXHIBIT 5.1

[LETTERHEAD OF SUTHERLAND ASBILL & BRENNAN LLP]

December 30, 2005

Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
Washington, D.C. 20006

Re: The 2005 Allied Capital Corporation Non-Qualified Deferred Compensation Plan – Registration on Form S-8

Ladies and Gentlemen:

     You have requested our opinion in connection with the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of $6,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) of Allied Capital Corporation (the “Corporation”) on a registration statement on Form S-8 (the “Registration Statement”) in connection with The 2005 Allied Capital Corporation Non-Qualified Deferred Compensation Plan (the “Plan”).

     As counsel for the Corporation, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and other documents as we have deemed relevant as a basis for our opinion hereinafter expressed. Where factual matters material to this opinion letter were not independently established, we have relied upon certificates and representations of current executive officers and responsible employees and agents of the Corporation and upon such other data as we deemed to be appropriate under the circumstances.

     This opinion is limited to the corporate laws of the State of Maryland and we express no opinion with respect to other laws of the State of Maryland or the laws of any other jurisdiction. With respect to the corporate laws of the State of Maryland, we have examined and relied upon the General Corporation Law of the State of Maryland.

     Based upon the foregoing, and in reliance thereon, we are of the opinion that the unissued Deferred Compensation Obligations being registered pursuant to the Registration Statement, upon being issued under and in conformity with the Plan, the Registration Statement and the related prospectus, will be legally binding obligations of the Corporation enforceable in accordance with the terms of the Plan, except as enforcement thereof may be limited in bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered a proceeding at law or in equity).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ SUTHERLAND, ASBILL & BRENNAN LLP